Report of Independent Registered Public Accounting Firm


To the Board of Trustees of Diversified Investors Funds Group and Shareholders of the Money Market Fund, High Quality Bond Fund, Intermediate Government Bond Fund, Core Bond Fund, Balanced Fund, Value & Income Fund, Growth & Income Fund, Equity Growth Fund, Mid-Cap Value Fund, Mid-Cap Growth Fund, Small-Cap Value Fund, Special Equity Fund, Small-Cap Growth Fund, Aggressive Equity Fund, High Yield Bond Fund, International Equity Fund, Stock Index Fund and Stephens Intermediate Bond Fund:

In planning and performing our audits of the financial statements of the Money Market Fund, High Quality Bond Fund, Intermediate Government Bond Fund, Core Bond Fund, Balanced Fund, Value & Income Fund, Growth
& Income Fund, Equity Growth Fund, Mid-Cap Value Fund, Mid-Cap Growth Fund, Small-Cap Value Fund, Special Equity Fund, Small-Cap Growth Fund, Aggressive Equity Fund, High Yield Bond Fund, International Equity Fund, Stock Index Fund and Stephens Intermediate Bond Fund (collectively, the "Funds"; eighteen of the funds constituting the Diversified Investors Funds Group) for the year ended December 31, 2004, we considered their internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on internal control.

The management of the Funds is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with generally accepted accounting principles. Those controls include the safeguarding of assets against unauthorized acquisition, use or disposition.

Because of inherent limitations in internal control, errors or fraud may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that controls may become inadequate because of changes in conditions or that the effectiveness of their design and operation may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the Public Company Accounting Oversight Board (United States). A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving internal control and its operation, including controls for safeguarding securities that we consider to be material weaknesses as defined above as of December 31, 2004.

This report is intended solely for the information and use of the Trustees, Shareholders, management and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.

PreicewaterhouseCoopers LLP
New York, New York
February 22, 2005